As filed with the Securities and Exchange Commission on December 14, 2007.

Registration No.  333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MINES MANAGEMENT, INC.

(Exact name of registrant as specified in its charter)

Idaho	91-0538859
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

905 W. Riverside Avenue, Suite 311

Spokane, Washington 99201

Telephone: (509) 838-6050

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Glenn M. Dobbs

President and Chief Executive Officer

Mines Management, Inc.

905 W. Riverside Avenue, Suite 311

Spokane, Washington 99201

Telephone: (509) 838-6050

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With copies to:

Patricia Peterson

Davis Graham & Stubbs LLP

1550 Seventeenth Street, Suite 500

Denver, Colorado 80202

Telephone: (303) 892-9400

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, $0.001 par value	2,500,000	$3.41	$8,525,000	$261.72

(1)          Estimated solely for the purpose of computing the registration fee.  The proposed maximum offering price per share and maximum aggregate offering price for the shares being registered hereby are calculated in accordance with Rule 457(c) under the Securities Act using the average of the high and low sales price per share of our common stock on December 10, 2007, as reported on the American Stock Exchange.

            THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed.  The selling shareholder may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission becomes effective.  This prospectus is not an offer to sell these securities and neither Mines Management, Inc. nor the selling shareholder are soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated December 14, 2007

PROSPECTUS

2,500,000 SHARES

MINES MANAGEMENT, INC.

COMMON STOCK

The 2,500,000 shares of common stock, $0.001 par value, offered hereby may be sold from time to time by or for the account of the selling shareholder identified in this prospectus.  See “Selling Shareholder.”  The price at which the selling shareholder may sell the shares will be determined by the prevailing market price for the shares, in negotiated transactions or otherwise as set forth herein.  See “Plan of Distribution.”  Mines Management, Inc. will not receive any proceeds from the sale of the shares by the selling shareholder.

Mines Management, Inc.’s common stock is listed on the American Stock Exchange under the symbol “MGN” and on the Toronto Stock Exchange under the symbol “MGT”.  On December 10, 2007, the last reported sales price of our common stock on the American Stock Exchange was $3.30 per share and the last reported sales price on the Toronto Stock Exchange was Cdn $3.30 per share.

For a discussion of certain risks that should be considered by prospective investors, see “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is              2008.

TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
RISK FACTORS
SELLING SHAREHOLDERS
USE OF PROCEEDS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION

As used in this prospectus, the terms “MMI,” “we,” “our,” “ours” and “us” may, depending on the context, refer to Mines Management, Inc. or to Mines Management, Inc.’s consolidated subsidiary or to both, taken as a whole.  When we refer to “shares” throughout this prospectus, we include all rights attaching to our shares of common stock under any shareholder rights plan then in effect.

FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference, contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  The use of any statements containing the words “development,” “intend,” “believe,” “estimate,” “project,” “expect,” “anticipate,” “plan,” “should” or similar expressions are intended to identify such statement.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, worldwide economic and political events affecting the supply of and demand for silver and copper, volatility in the market price for silver and copper, financial market conditions and the availability of financing on terms acceptable to Mines Management, Inc., uncertainties associated with developing new mines, variations in ore grade and other characteristics affecting mining, crushing, milling and smelting and mineral recoveries, geological, technical, permitting, mining and processing problems, the availability, terms, conditions and timing of required governmental permits and approvals, uncertainty regarding future changes in applicable law or implementation of existing law, and the availability of experienced employees, and other risks and uncertainties set forth below under the caption “Risk Factors” and in our periodic report filings with the Securities and Exchange Commission (the “SEC”).

PROSPECTUS SUMMARY

This summary contains basic information about us and the resale of the shares being offered by the selling shareholder.  Because it is a summary, it does not contain all of the information that you should consider before investing.  You should read this entire prospectus carefully, including the section entitled “Risk Factors” and our financial statements and the related notes contained elsewhere or incorporated by reference in this prospectus, before making an investment decision.

Our Business

Mines Management, Inc. is engaged in the business of acquiring, exploring, and if exploration is successful, developing mineral properties, primarily those containing silver and associated base and precious metals.

Our principal mineral property is the Montanore Project, a silver-copper project located in northwestern Montana. We acquired the Montanore Project in late 2002, together with the drill core and geologic, environmental, engineering and cost data developed by the previous holders. Since 2003, we have spent approximately $5.9 million on evaluation and updating of data originating from previous holders, optimization and preliminary cost studies, and permitting activities.

In 2006, we acquired the property providing access to the 14,000 foot Libby adit. With additional development, the Libby adit will provide access to the Montanore deposit. We also acquired two permits related to the Libby adit that, with minor revisions, allow us to reopen, dewater and rehabilitate the adit.

In 2007, we commenced a two-year advanced exploration and delineation drilling program at the Montanore Project. We expect to dewater and rehabilitate the Libby adit, and then advance the adit approximately 3,000 feet towards the middle of the deposit. We plan an additional 10,000 feet of development drifting to provide drill access to different portions of the deposit, construction of drill stations, and diamond core drilling of approximately 50 holes totaling approximately 45,000 feet. The objectives of our advanced exploration and delineation drilling program are to:

•                  expand the known higher grade intercepts of the Montanore deposit;

•                  develop additional information about the deposit;

•                  further assess and define the mineralized zone; and

•                  provide additional geotechnical, hydrological and other data.

We expect that results of the drilling program, if successful, would provide data to assist in completion of a bankable feasibility study.

We also plan to continue our repermitting efforts with applicable federal and state agencies, and our optimization review of the Project.

The Offering

We are registering an aggregate of 2,500,000 shares of common stock of Mines Management, Inc., to be offered for sale by Silver Wheaton Corp., the selling shareholder.

Silver Wheaton Corp. purchased the 2,500,000 shares of common stock from Mines Management, Inc. in a private placement completed on November 2, 2007.  We relied on Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder in connection with the private placement.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares by the selling shareholder.  All proceeds from the sale of the offered shares will be for the account of the selling shareholder.

RISK FACTORS

Our business, operations, and financial condition are subject to various risks.  We urge you to consider the following risk factors in addition to the other information contained in, or incorporated by reference into, this prospectus or any prospectus supplement.  If any of the following risks actually occur, our business, financial condition, results of operations or cash flows could be materially harmed.  In any such case, the trading price of our common stock could decline, and you could lose all, or a part, of your investment.

We have no recent history of production.

We have no recent history of producing silver or other metals. The development of our Montanore Project would require the construction and operation of mines, processing plants, and related infrastructure. As a result, we would be subject to all of the risks associated with establishing a new mining operation and business enterprise. We may never successfully establish mining operations, and any operations may not achieve profitability.

We have a history of losses and we expect losses to continue for at least the next three years.

As an exploration company that has no production history, we have incurred losses since our inception and we expect to continue to incur additional losses for at least the next three years. As of September 30, 2007, we had an accumulated deficit of $20.35 million. There can be no assurance that we will achieve or sustain profitability in the future.

We have no proven or probable reserves.

We have no proven or probable reserves on any of our properties. We are currently focused on our Montanore Project. Substantial additional work, including delineation drilling, will be required in order to determine if any proven or probable reserves exist on our Montanore Project. The commercial viability of a mineral deposit once discovered is dependent on a number of factors beyond our control, including particular attributes of the deposit such as size, grade and proximity to infrastructure, as well as metal prices.

Estimates of reserves, mineralized material, resources, and capital and production costs can also be affected by such factors as environmental permitting regulations and requirements, weather, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions. Material changes in ore reserves, grades, stripping ratios or recovery rates may affect the economic viability of any project. Even if commercial quantities of minerals are discovered, the Montanore Project may not be brought into commercial production.

The exploration of mineral properties is highly speculative in nature, involves substantial expenditures and is frequently non-productive.

Mineral exploration is highly speculative in nature and is frequently non-productive. Substantial expenditures are required to:

•                  establish ore reserves through drilling and metallurgical and other testing techniques;

•                  determine metal content and metallurgical recovery processes to extract metal from the ore; and

•                  design mining and processing facilities.

If we discover ore at the Montanore Project, we expect that it would be several additional years from the initial phases of exploration until production is possible. During this time, the economic feasibility of production could change. As a result of these uncertainties, there can be no assurance that our exploration programs will result in new proven and probable reserves in sufficient quantities to justify commercial operations at the Montanore Project.

We may not be able to obtain permits required for development of the Montanore Project.

In the ordinary course of business, mining companies are required to seek governmental permits for expansion of existing operations or for the commencement of new operations. We will be required to obtain numerous permits for our Montanore Project. Obtaining the necessary governmental permits is a complex and time-consuming process involving numerous jurisdictions and often involving public hearings and costly undertakings. Obtaining required permits for the Montanore Project may be more difficult due to its location within the Cabinet Wilderness Area, its proximity to core habitat of certain protected species, including the grizzly bear, bull trout and lynx, and the efforts of a third party to permit a mining operation near the Montanore Project.

In addition, mining projects require the evaluation of environmental impacts on air, water, vegetation, wildlife, cultural, historical, geological, geotechnical, geochemical, soil and socioeconomic conditions. An Environmental Impact Statement would be required before we could commence mine development or mining activities. Baseline environmental conditions are the basis on which direct and indirect impacts of the Project are evaluated and based on which potential mitigation measures would be proposed. If the Montanore Project were found to significantly adversely impact the baseline conditions, we could incur significant additional costs to avoid or mitigate the adverse impact, and delays in the Montanore Project could result.

In addition, permits would also be required for, among other things, storm-water discharge; air quality; wetland disturbance; dam safety (for water storage and/or tailing storage); septic and sewage and water rights appropriation. In addition, compliance must be demonstrated with the Endangered Species Act and the National Historical Preservation Act.

The duration and success of our efforts to re-permit are contingent upon many variables not within our control. There can be no assurance that we will obtain all necessary permits and, if obtained, that the permitting costs involved will not exceed those that had been previously estimated. It is possible that the costs and delays associated with the compliance with such standards and regulations could become such that we would not proceed with the further exploration, development or operation of a mine or mines at the Montanore Project.

Even if our exploration efforts at Montanore are successful, we may not be able to raise the funds necessary to develop the Montanore Project.

If our exploration efforts at Montanore are successful, our current estimates indicate that we would be required to raise approximately $415 million in external financing to develop and construct the Montanore Project. Sources of external financing could include bank borrowings and debt and equity offerings. The failure to obtain financing would have a material adverse effect on our growth strategy and our results of operations and financial condition. There can be no assurance that we will commence production at Montanore or generate sufficient revenues to meet our obligations as they become due or obtain necessary financing on acceptable terms, if at all, and we may not be able to secure the financing necessary to begin or sustain production at the Montanore Project. In addition, should we incur significant losses in future periods, we may be unable to continue as a going concern, and realization of assets and settlement of liabilities in other than the normal course of business may be at amounts significantly different than those included in this prospectus supplement.

The mining industry is intensely competitive.

The mining industry is intensely competitive. We may be at a competitive disadvantage because we must compete with other individuals and companies, many of which have greater financial resources, operational experience and technical capabilities than we do. Increased competition could adversely affect our ability to attract necessary capital funding or acquire suitable producing properties or prospects for mineral exploration in the future. We may also encounter increasing competition from other mining companies in our efforts to hire experienced mining professionals. Competition for exploration resources at all levels is currently intense, particularly affecting the availability of manpower and exploration equipment.

Our future success is subject to risks inherent in the mining industry.

Our future mining operations, if any, would be subject to all of the hazards and risks normally incident to developing and operating mining properties. These risks include insufficient ore reserves, fluctuations in metal prices and increases in production costs that may make mining of reserves uneconomic; significant environmental and other regulatory restrictions; labor disputes; geological problems; failure of underground stopes and/or surface dams; force majeure events; and the risk of injury to persons, property or the environment.

Our future profitability will be affected by changes in the prices of metals.

If we establish reserves, complete a favorable feasibility study for the Montanore Project, and complete development of a mine, our profitability and long-term viability will depend, in large part, on the market price of silver and copper. The market prices for these metals are volatile and are affected by numerous factors beyond our control, including:

•                  global or regional consumption patterns;

•                  supply of, and demand for, silver and copper;

•                  speculative activities;

•                  expectations for inflation; and

•                  political and economic conditions.

The aggregate effect of these factors on metals prices is impossible for us to predict. Decreases in metals prices have delayed, and could in the future adversely affect our ability to finance, the exploration and development of our properties, which would have a material adverse effect on our financial condition and results of operations and cash flows. There can be no assurance that metals prices will not decline. During the five-year period ended December 31, 2006, the high and low settlement prices for silver and copper were $14.94 and $4.07 per ounce and $4.08 and $0.68 per pound, respectively.  From January 1 to December 10, 2007, the high and low settlement prices for silver were $15.82 and $11.47 per ounce.

We have ongoing reclamation obligations on the Montanore Project properties.

Although we have posted bonds with the State of Montana to cover expected future reclamation costs, there is no guarantee that the amount of these bonds will satisfy the environmental regulations and requirements. Should government regulators determine that additional reclamation work is required, we may be required to fund this work, which could have a material adverse effect on our financial position.

We are subject to significant governmental regulations.

Our operations and exploration and development activities are subject to extensive federal, state, and local laws and regulations governing various matters, including:

•                  environmental protection;

•                  management and use of toxic substances and explosives;

•                  management of natural resources;

•                  exploration and development of mines, production and post-closure reclamation;

•                  taxation;

•                  labor standards and occupational health and safety, including mine safety; and

•                  historic and cultural preservation.

Failure to comply with applicable laws and regulations may result in civil or criminal fines or penalties or enforcement actions, including orders issued by regulatory or judicial authorities enjoining or curtailing operations or requiring corrective measures, installation of additional equipment or remedial actions, any of which could result in us incurring significant expenditures. We may also be required to compensate private parties suffering loss or damage by reason of a breach of such laws, regulations or permitting requirements. It is also possible that future laws and regulations, or a more stringent enforcement of current laws and regulations by governmental authorities, could cause additional expense, capital expenditures, restrictions on or suspensions of any future operations and delays in the exploration of our properties.

Changes in mining or environmental laws could increase costs and impair our ability to develop our properties.

From time to time the U.S. Congress may consider revisions in its mining and environmental laws.

It remains unclear to what extent new legislation may affect existing mining claims or operations. The effect of any such revisions on our operations cannot be determined conclusively until such revision is enacted; however, such legislation could materially increase costs on properties located on federal lands, such as ours, and such revision could also impair our ability to develop the Montanore Project and other mineral projects.

We are subject to environmental risks.

Mineral exploration and mining is subject to potential risks and liabilities associated with pollution of the environment and the disposal of waste products occurring as a result of mineral exploration and production. Insurance against environmental risk (including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production) is not generally available to us (or to other companies in the minerals industry) at a reasonable price. To the extent that we become subject to environmental liabilities, the satisfaction of those liabilities would reduce funds otherwise available to us and could have a material adverse effect on us. Laws and regulations intended to ensure the protection of the environment are constantly changing, and are generally becoming more restrictive.

The title to some of our properties may be uncertain or defective.

Although the Montanore deposit is held by patented mining claims, a significant portion of our holdings consist of unpatented lode and millsite claims. Certain of our United States mineral rights consist of “unpatented” mining and millsite claims created and maintained in accordance with the U.S. General Mining Law of 1872. Unpatented mining and millsite claims are unique U.S. property interests, and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining and millsite claims is often uncertain. This uncertainty arises, in part, out of the complex federal and state laws and regulations that supplement the General Mining Law. Also, unpatented mining and millsite claims and related rights, including rights to use the surface, are subject to possible challenges by third parties or contests by the federal government. The validity of an unpatented mining or millsite claim, in terms of both its location and its maintenance, is dependent on strict compliance with a complex body of federal and state statutory and decisional law. In addition, there are few public records that definitively control the issues of validity and ownership of unpatented mining and millsite claims. We have not filed a patent application for any of the unpatented and millsite claims that are located on federal public lands in the United States and, under possible future legislation to change the General Mining Law, patents may be difficult to obtain.

In recent years, the U.S. Congress has considered a number of proposed amendments to the General Mining Law, as well as legislation that would make comprehensive changes to the law. Although no such legislation has been adopted to date, there can be no assurance that such legislation will not be adopted in the future. If ever adopted, such legislation could, among other things, impose royalties on silver and copper production from unpatented mining and millsite claims located on federal lands or impose fees on production from patented mining and millsite claims. Further, it could have an adverse impact on earnings from our operations, could reduce estimates of any reserves we may establish and could curtail our future exploration and development activity on federal lands or patented claims.

While we have no reason to believe that title to any of our properties is in doubt, title to mining properties is subject to potential claims by third parties claiming an interest in them.

The market price of our common stock is subject to volatility and could decline significantly.

Our common stock is listed on the American Stock Exchange (AMEX) and the Toronto Stock Exchange (TSX).

Securities of small-cap companies such as ours have experienced substantial volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors include macroeconomic developments in North America and globally and market perceptions of the attractiveness of particular industries. Our share price is also likely to be significantly affected by short-term changes in silver and copper prices or in results of our planned drilling program as reflected in our quarterly reports. Other factors unrelated to our performance that could have an effect on the price of our common stock include the following:

•                  the extent of analyst coverage available to investors concerning our business is limited because investment banks with research capabilities do not follow our securities;

•                  the trading volume and general market interest in our securities could affect an investor’s ability to trade significant numbers of shares of our common stock;

•                  the relatively small size of the public float will limit the ability of some institutions to invest in our securities;

•                  after this offering, we will have outstanding options and warrants to purchase approximately 33% of our outstanding common stock at a fixed exercise price which could adversely impact the price of our common stock; and

•                  a substantial decline in our stock price that persists for a significant period of time could cause our securities to be delisted from the AMEX and the TSX, further reducing market liquidity.

As a result of any of these factors, the market price of our common stock at any given point in time might not accurately reflect our long-term value. Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. We could in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management’s attention and resources.

We do not intend to pay any cash dividends in the foreseeable future.

We have never paid dividends and any future decision as to the payment of dividends will be at the discretion of our board of directors and will depend upon our earnings, receipt of dividends from our subsidiaries, financial position, capital requirements, plans for expansion and such other factors as our board of directors deems relevant. We intend to retain our earnings, if any, to finance the growth and development of our business. Any return on an investment in our common stock will come from the appreciation, if any, in the value of our common stock. See “Description of Securities—Dividend Rights”.

You are subject to future dilution by the exercise of options and warrants, and the existence of a significant number of options and warrants can depress the price of our common stock.

As of December 1, 2007, we had 22,236,067 shares outstanding. As of that date, there were options outstanding to purchase up to 1,673,000 shares of common stock at exercise prices ranging from $1.60 to $5.70 per share and warrants outstanding to purchase 4,942,134 shares at an exercise price of $4.00 per share. 792,000 additional shares of common stock are available for issuance under our stock option plans. If these options and warrants to purchase our common stock are exercised, or additional stock options or warrants were issued at exercise prices lower than the public offering price, your investment would be further diluted.

In addition, the potential for exercise of a significant number of options and warrants can have a depressive effect on the market price for our common stock.

SELLING SHAREHOLDER

We are registering for resale shares of our common stock that have been issued or sold to the selling shareholder identified below.

The following table sets forth certain information regarding the beneficial ownership, as of November 2, 2007, by the selling shareholder.  We are not aware of any unidentified selling shareholders.  The information in the table below is based upon information provided to us by the selling shareholder.  Except as otherwise disclosed below, the selling shareholder has no, or within the past three years has not had, any position, office or other material relationship with us.  Except as disclosed below, the selling shareholder does not own any common stock other than the offered shares nor will own any common stock if they sell all of their offered shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act.  Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the offered shares.

Name	Number of Shares Beneficially Owned Prior to this Offering(1)	Shares Offered in this Offering	Shares Beneficially Owned After this Offering
			Number(2)	Percent of Outstanding
Silver Wheaton Corp. (2)	2,500,000	2,500,000	0	0
Total	2,500,000	2,500,000	0	0

(1)                      The shares of common stock owned prior to the offering equals the sum of (a) shares of common stock and (b) shares of common stock issuable upon exercise of options or warrants, if any.

(2)                      For purposes of calculating shares beneficially owned after this offering, it is assumed that the offered shares have been sold pursuant to this offering. The selling shareholder may have sold, transferred or otherwise disposed of all or a portion of its offered shares since the date on which they provided information regarding their securities in transactions exempt from the registration requirements of the Securities Act.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares by the selling shareholder.  All proceeds from the sale of the offered shares will be for the account of the selling shareholder.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the selling shareholder. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected at various times in one or more of the following transactions, or in other kinds of transactions:

•                  transactions on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;

•                  in the over-the-counter market;

•                  in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•                  by pledge to secure or in payment of debt and other obligations;

•                  through the writing of options, whether the options are listed on an options exchange or otherwise;

•                  in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

•                  through a combination of any of the above transactions.

The selling shareholder and its successors, including its transferees, pledgees or donees or their successors, may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

We entered into a registration rights agreement for the benefit of the selling shareholder to register the common stock under applicable federal and state securities laws. The registration rights agreement provides for cross-indemnification of the selling shareholder and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act. We will pay all of the expenses relating to the registration of the common stock.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by Davis Graham & Stubbs LLP, Denver, Colorado.

EXPERTS

Our audited consolidated financial statements as of December 31, 2006, 2005 and 2004, included in our Annual Report on Form 10-K, as amended, and for the years ended December 31, 2006 and 2005, incorporated by reference herein, have been audited by LeMaster and Daniels PLLC, an independent registered public accounting firm, to the extent and for the period set forth in their report, incorporated by reference herein, and are incorporated herein in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read and copy any of these documents at the SEC’s public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered part of this prospectus, and information that we file later with the SEC will automatically update and supersede, as applicable, the information in this prospectus.

The following documents, which were previously filed with the SEC pursuant to the Exchange Act, are hereby incorporated by reference:

•                  our Annual Report on Form 10-K for the year ended December 31, 2006, as amended by our Form 10-K/A filed with the SEC on March 27, 2007;

•                  our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007, June 30, 2007 and September 30, 2007;

•                  our Current Reports on Form 8-K filed with the SEC on April 20, 2007, May 10, 2007 and November 5, 2007; and

•                  the description of our common stock contained in our Registration Statement on Form 10-SB/A (SEC File No. 0-29786) filed with the SEC on February 11, 1999.

All reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and shall be a part hereof from the date of filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supersedes or replaces such statement.  Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.  Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to the registration statement or the documents incorporated by reference in this prospectus, each such statement being qualified in all respects by such reference.

You may receive a copy of any of these filings, at no cost, by writing or calling Mines Management, Inc., 905 W. Riverside Avenue, Suite 311, Spokane, Washington 99201, telephone (509) 838-6050 and directed to the attention of Glenn M. Dobbs, President and Chief Executive Officer.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus.  We have authorized no one to provide you with different information.  We are not making an offer of these securities in any state where the offer is not permitted.  You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

MINES MANAGEMENT, INC.

COMMON STOCK

PROSPECTUS

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions.  All amounts shown are estimates except the Commission’s registration fee and the Additional Listing Fees.

Registration Fee—Securities and Exchange Commission	$261.72
AMEX Additional Listing Fee	$15,000
TSX Additional Listing Fee	$15,500
Legal Fees and Expenses	$30,000	*
Accountants Fees and Expenses	$5,000	*
Total	$65,761.72	*

*Estimated.

The selling shareholder has paid none of the expenses related to this offering.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Mines Management, Inc. is incorporated in the State of Idaho.  Sections 30-1-351 through 30-1-852 of the Idaho Business Corporation Act provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee, fiduciary, or agent of Mines Management, Inc. or was serving at its request in a similar capacity for another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection therewith if he acted in good faith and in a manner he reasonably believed to be in the best interest of Mines Management, Inc. and which was at least not opposed to the best interests of Mines Management, Inc., and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  In case of an action brought by or in the right of Mines Management, Inc., such persons are similarly entitled to indemnification if they acted in accordance with the standard of conduct set forth above, but no indemnification shall be made if such person was adjudged liable on the basis that he received a financial benefit to which he was not entitled.  In such event, indemnification is limited to reasonable expenses.  Such indemnification is not deemed exclusive of any other rights to which those indemnified may be entitled under its Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.

The Articles of Incorporation of Mines Management, Inc. generally allow indemnification of officers and directors to the fullest extent allowed by law.  Mines Management, Inc. currently intends to indemnify its officers and directors to the fullest extent permitted by the Articles of Incorporation and Idaho law.

We maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been a director or officer of Mines Management, Inc.

ITEM 16.  EXHIBITS.

Exhibit No.	Description of Exhibit

4.1	Subscription Agreement, dated November 2, 2007 (1)

4.2	Registration Rights Agreement, dated November 2, 2007 (1)

5.1	Opinion of Davis Graham & Stubbs LLP

23.1	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1)

23.2	Consent of LeMaster & Daniels PLLC

24	Power of Attorney (2)

(1)          Incorporated by reference to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2007.

(2)  Included on the signature page hereto.

ITEM 17.  UNDERTAKINGS.

(a)           We hereby undertake:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (Securities Act);

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a registration statement on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on December 13, 2007.

MINES MANAGEMENT, INC.

By:	/s/ Glenn M. Dobbs
Name:	Glenn M. Dobbs
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Glenn M. Dobbs and James H. Moore, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-3, and to file the same with all exhibits and schedules thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Glenn M. Dobbs	President, Chief Executive Officer	December 13, 2007
Glenn M. Dobbs	(Principal Executive Officer) and
Director

/s/ James H. Moore	Chief Financial Officer and Treasurer	December 13, 2007
James H. Moore	(Principal Financial and Accounting
Officer)

/s/ Roy G. Franklin	Director	December 13, 2007
Roy G. Franklin

/s/ Robert L. Russell	Director	December 13, 2007
Robert L. Russell

/s/ Jerry Pogue	Director	December 13, 2007
Jerry Pogue

/s/ Russell C. Babcock	Director	December 13, 2007
Russell C. Babcock

EXHIBIT INDEX

Exhibit No.
Description of Exhibit

4.1	Subscription Agreement, dated November 2, 2007 (1)

4.2	Registration Rights Agreement, dated November 2, 2007 (1)

5.1	Opinion of Davis Graham & Stubbs LLP

23.1	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1)

23.2	Consent of LeMaster & Daniels PLLC

24	Power of Attorney (2)

(1)  Incorporated by reference to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2007.

(2)  Included on the signature page hereto.